EXHIBIT 99
Camco Financial Announces Quarterly Cash Dividend
Cambridge, Ohio — Camco Financial Corporation (Nasdaq: CAFI) today announced a quarterly cash dividend of $0.15 cents per share. The dividend was declared September 25, 2007, for shareholders of record on October 9, 2007, and is payable on October 19, 2007.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services for communities in Ohio, Kentucky and West Virginia.
Additional information about Camco may be found on Camco’s web site:
www.camcofinancial.com
Camco Financial Corporation
Contacts:
Richard C. Baylor 740-435-2040
Eric S. Nadeau 740-435-2044